Exhibit 10.28

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DISTRIBUTOR AGREEMENT

This AGREEMENT effective this 30th day of January 2007 (the “Effective Date”) between diaDexus, Inc., a company organized and existing under the laws of Delaware with offices located at 343 Oyster Point Blvd., South San Francisco, CA 94080 (“DIADEXUS”) and The Binding Site Inc., a company organized and existing under the laws of United Kingdom and having offices at 5889 Oberlin Drive, Suite101, San Diego, CA 92121 (“BINDING SITE”).

WHEREAS, DIADEXUS is engaged in the manufacture and sale of certain products (as more specifically set forth in Exhibit A, the “Product(s)”); and

WHEREAS, BINDING SITE desires to be appointed a non-exclusive distributor of the Products.

NOW, THEREFORE, in consideration of the recitals above and the mutual promises and agreements contained in this Agreement, DIADEXUS and BINDING SITE hereby agree as follows:

1. Appointment of BINDING SITE and Acceptance.

(a) Appointment. DIADEXUS hereby appoints BINDING SITE [*] distributor of the Products in the Territory. This Agreement shall be effective [*]. This Agreement shall renew for [*] unless either party provides notice in writing 30 days prior to [*] of the Effective Date.

(b) Acceptance. BINDING SITE hereby accepts this appointment upon the terms in this Agreement. BINDING SITE agrees to use its best efforts to promote, market, sell and service the Products in the Territory and to enhance the goodwill of DIADEXUS, the Products and their trademarks and trade names. The term Products as used herein shall also include any additional products made for BINDING SITE, which DIADEXUS later adds to the list of Products that BINDING SITE is authorized to distribute.

(c) Products Covered. “Products” shall mean those Products listed in Exhibit A, attached.

(d) Right to Distribute the Products. This Agreement gives BINDING SITE the right to purchase the Products from DIADEXUS and to resell them to end user purchasers within the Territory in accordance with the terms and conditions of this Agreement. BINDING SITE shall take reasonable steps to limit the likelihood that BINDING SITE’s customers in the Territory purchase Products for resale either within or outside of the Territory.

(e) Shipping Charges. BINDING SITE shall be responsible for all shipping charges. Shipping charges will be billed by DIADEXUS to BINDING SITE FedEx account number.

(f) Territory. The “Territory” shall mean [*]. DIADEXUS appoints BINDING SITE [*] distributor for sale of the Products [*]. BINDING SITE and DIADEXUS will explore [*] product registered in the name of DIADEXUS. After [*] the Territory will be expanded to include [*].

(g) Independent Contractors. BINDING SITE and DIADEXUS are independent contractors and neither has, nor will have, any power, right or authority, nor will either represent that it has any power, right, or authority, to bind the other, or to assume or to create any obligation or responsibility, express or implied on behalf of the other. Nothing stated in this Agreement shall be construed as constituting BINDING SITE and DIADEXUS as partners, joint ventures, or as creating relationships of employer and employee, master and servant, or principal and agent between the parties.

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2. Terms of Sale.

a)	Orders. End-users will place orders directly with BINDING SITE. BINDING SITE will warehouse the Product in its San Diego facility.

b)	[*].

c)	[*].

d)	Customers available to BINDING SITE are all DSX ELISA customers not listed in c) above.

e)	Exclusion Agreements. DIADEXUS agrees not to grant distribution rights to sell Products to existing customers where BINDING SITE has [*]. For [*] the effective date, DIADEXUS agrees not to grant distribution rights for their Products available to BINDING SITE to any additional companies that [*]. DIADEXUS reserves the right to sell to non BINDING SITE [*] customers directly. BINDING SITE agrees not to distribute Products to customers for use on [*].

f)	Pricing: The current price for the Products is delineated as part of “Exhibit A” and will be in effect [*] from the Effective Date.

g)

Payment terms are net thirty (30) days with a credit limit to be determined by DIADEXUS. BINDING SITE agrees to pay interest to DIADEXUS at the rate of 1 1/2% per month (or such lesser amount as may be required by law) for each month or part thereof that such amounts remain unpaid beginning on the 31st day following invoice date, and DIADEXUS may suspend shipment of future orders at DIADEXUS’ discretion.

h)	Risk of loss. Title and risk of loss shall pass to BINDING SITE upon delivery of the Products suitably packaged for shipment by DIADEXUS to the carrier at the place of shipment. All freight charges shall be the responsibility of BINDING SITE.

i)	Product shelf life and inventory. It is the responsibility of DIADEXUS to insure that the Products have adequate dating at the time the order is placed. Product will have a minimum shelf life [*], unless BINDING SITE has agreed to a shorter period prior to shipping. diaDexus will provide BINDING SITE with initial inventory of [*] and replace Product intended for customers if it has [*] dating (rolling inventory). BINDING SITE will only order product on a needs basis and not store product for future account orders.

j)	Billing questions. If BINDING SITE has billing questions, BINDING SITE must notify DIADEXUS Accounts Receivable department within 30 days or said charges will apply.

3. Duties of Distributor. In accordance with BINDING SITE’S obligation to use its best efforts to promote, market, sell and service the Products in the Territory, BINDING SITE agrees at all times during the term hereof, to operate in accordance with the following provisions:

a)	Adequate Business Facilities and Inventory. BINDING SITE shall maintain adequate facilities to market and sell the Products at the location(s) in the Territory. BINDING SITE shall maintain adequate inventory to serve the trade in the Territory.

b)	Payment of Expenses. BINDING SITE shall pay all expenses associated with the conducts of its business, including, without limitation, all such costs for employee compensation and benefits, maintenance and insurance.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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c)	Reporting: BINDING SITE shall provide DIADEXUS within twenty (20) days after the conclusion of each month during the term hereof, with complete and up-to-date information regarding all customers in the Territory that have purchased the Products from BINDING SITE. Such information shall include, without limitation, customer name, and unit sales by each customer sorted by zip code and Product code.

d)	Sales Responsibilities/Advertising. BINDING SITE shall use and distribute appropriate advertising and technical literature for the Products to effectively market the Products and inform customers of the technical aspects of the Products unique to the Products. Such literature shall be consistent in all respects with the information in the marketing and technical materials provided by DIADEXUS. BINDING SITE shall not represent that the Product or its appropriate or approved uses are different from those described in the literature provided by DIADEXUS. BINDING SITE shall submit each of the foregoing to DIADEXUS for review. BINDING SITE shall not use any advertising or promotional materials to promote the Products or any packaging or package inserts that have not been approved in advance writing by DIADEXUS, which approval shall not be unreasonably withheld.

e)	Unauthorized Representations. BINDING SITE shall make no representation or guarantee to customers regarding the Products except as set forth in DIADEXUS label, Product insert or as authorized by DIADEXUS in writing.

f)	Instruction Regarding Products. BINDING SITE shall instruct its customers as to the warranty, operation, use, maintenance and care of the Products in accordance with any instructions provided by DIADEXUS. BINDING SITE shall be the first tier of assistance for customer support to get the instrument to perform up to specifications. BINDING SITE shall make commercially reasonable efforts to assure that customers report quality results and run appropriate controls.

g)	Laboratory Enablement. BINDING SITE will be responsible to train new laboratories in the appropriate use of the Products [*].

h)	Forecast: BINDING SITE shall submit to DIADEXUS [*] forecast of purchases from BINDING SITE for the Products in a format to be mutually determined by the parties. Said forecast shall be submitted by BINDING SITE to DIADEXUS at the commencement of the term of this Agreement and on a rolling calendar quarterly basis thereafter. No later than thirty (30) days after the Effective Date, BINDING SITE shall provide DIADEXUS with a [*] rolling forecast (“Forecast”) of the quantities of each Product estimated by BINDING SITE to be ordered from DIADEXUS under this Agreement for [*]. The Forecast shall be updated at least [*]. The parties agree that the Forecast is nonbinding and shall be used by DIADEXUS for its production planning purposes only

i)

Purchase orders: BINDING SITE shall submit its purchase orders to DIADEXUS in writing, or fax (650-246-6499) signed by an authorized representative of BINDING SITE. Orders directly shipped by DIADEXUS will be shipped within forty eight (48) hours from receipt of order unless the order is placed on Friday or holiday, in which case the Product(s) will be shipped the following Monday or business day.

j)

BINDING SITE shall maintain separate and detailed accurate and complete records of all transactions in respect of the Products, including, but not limited to, such records as identify all customer purchases by Product and serial and/or lot number, and possess the capability to notify all purchasers in the event of a Product recall or corrective action. BINDING SITE will maintain customer records in an appropriate manner should the FDA or other regulatory body need to inspect such records.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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k)	BINDING SITE shall defray all expenses of and incidental to the distribution and sale of Products hereunder incurred by BINDING SITE.

l)

BINDING SITE shall make no contracts or commitments on behalf of DIADEXUS nor make any promises or representations or give any warranties or guarantees with respect to the Products except as herein expressly permitted nor otherwise incur any liability on behalf of DIADEXUS without DIADEXUS’ prior written consent, nor represent itself as agent or partner of DIADEXUS.

m)

BINDING SITE shall comply with all laws and regulations and requirements applicable to a seller of in-vitro diagnostics products, and with all laws and regulations and requirements of governmental agencies having jurisdiction within the Territory.

n)	BINDING SITE will provide DIADEXUS with information relative to market conditions, customer trade discounts, competitive products and companies in the Territory and such other information requested by DIADEXUS from time to time.

4. Duties of Manufacturer.

a)	Sales of the Products. DIADEXUS agrees to sell the Products to BINDING SITE pursuant to orders DIADEXUS receives from BINDING SITE in accordance with the terms of this Agreement.

b)	[*].

c)

Technical Support. DIADEXUS agrees to provide BINDING SITE with reasonable technical support and advice for marketing the Products and to provide BINDING SITE sales and technical staff with training material necessary to use the Products. After BINDING SITE efforts for customer support under Section 3(f) are exhausted, DIADEXUS will provide reasonable technical support and advise.

d)

Product Training. DIADEXUS undertakes to provide Product training for BINDING SITE’s marketing and sales staff if required by BINDING SITE. Such training courses to be organised in either BINDING SITE’s or DIADEXUS’ facilities [*].

e)

Product Information. DIADEXUS shall provide to BINDING SITE [*] available, commercially reasonable, Product information, data and analyses to support Product promotional claims. BINDING SITE shall have the right at its own expense to use all such Information and Data in connection with its obligation under this agreement as determined by BINDING SITE at its own discretion.

f)	Commercially Reasonable Efforts. If BINDING SITE places orders in excess of the [*] forecast under Section 3(h), DIADEXUS shall make commercially reasonable efforts to fulfil those orders.

5. Warranty, Indemnity, Insurance, Maintenance of Operations, Etc.

a)

DIADEXUS represents and warrants to BINDING SITE that the Products supplied shall (i) not be adulterated or misbranded by diaDexus within the meaning of the U.S. Food, Drug, and Cosmetic Act; and (ii) function in accordance with the documentation supplied by DIADEXUS in connection with such Products after inspection and acceptance by BINDING SITE; provided that BINDING SITE maintains and stores such Products in accordance with instructions contained in such documentation. DIADEXUS hereby represents and warrants that, to the best of its knowledge, the practice of any technology or patents comprising the Product that are licensed hereunder is and will be free of any infringement of patents of other persons.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 5(a), DIADEXUS MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, ANY WARRANTY OF SAFETY, OR ANY OTHER STATUTORY WARRANTY. EXCEPT IN CONNECTION WITH DIADEXUS’ OBLIGATIONS UNDER SECTION 5(b) AND BINDING SITE’S OBLIGATIONS UNDER SECTION 5(c), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES INCURRED BY THE OTHER OR ANY AFFILIATE OR SUBSIDIARY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

b)

DIADEXUS agrees to defend, indemnify, and hold BINDING SITE and subsidiaries, directors, officers, employees, and agents wholly harmless from and against third-party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and cost (including reasonable attorney fees) arising under or in connection with this Agreement (“Claims”) in the event that such cost and liabilities are caused by a) DIADEXUS’ breach of any of its warranties in this Agreement, b) the failure of Products to function properly as described in the package insert by BINDING SITE under this Agreement, c) any negligence or wilful misconduct of DIADEXUS, or d) any other liability resulting from BINDING SITE’s use or sale of the Products under this Agreement. However, the foregoing rights to indemnity shall not apply to the extent that such claim, loss, lawsuit, or settlement results from BINDING SITE’s negligence or wilful misconduct, including, without limitation, the negligence of BINDING SITE’s employees, or from the modification of any Product of DIADEXUS by BINDING SITE or a third party not within DIADEXUS’ control or without DIADEXUS’ express written permission. This defense, indemnity and hold harmless obligation shall also include, but is not limited to, any such third-party claims, losses, damages, lawsuits, settlements, demands, causes, judgments, expenses and costs (including reasonable attorney fees) against BINDING SITE which relate in any manner to BINDING SITE’s alleged infringement of any property rights of a third party in or to the Product or licenses under this Agreement.

c)

BINDING SITE agrees to defend, indemnify, and hold DIADEXUS and subsidiaries, directors, officers, employees, and agents wholly harmless from and against Claims in the event that such cost and liabilities are caused by any negligence or willful misconduct of BINDING SITE, including, without limitation, the negligence or wilful misconduct of BINDING SITE’s employees, or from the modification of any Product of DIADEXUS by BINDING SITE or a third party not within DIADEXUS’ control or without DIADEXUS’ express written permission. However, the foregoing rights to indemnity shall not apply to the extent that such claim, loss, lawsuit, or settlement results from DIADEXUS’ negligence or wilful misconduct including, without limitation, the negligence of DIADEXUS’ employees, or from the modification of any Product of BINDING SITE by DIADEXUS or a third party not within BINDING SITE’s control or without BINDING SITE’s express written permission.

d)	[*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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6. Limitation of Remedies and Liability

a)

DIADEXUS shall be liable to BINDING SITE or any person, for DIADEXUS’ failure to fill any orders, for error in filling orders, or for any delay in delivery, unless order errors or delivery delays are due to any cause within BINDING SITE’s control. DIADEXUS’ liability to BINDING SITE for defective Product is limited to [*].

7. Termination

a)

Termination for Cause. Either party may terminate this Agreement for just cause: (a) if any breach of this Agreement by the other party is not cured within thirty (30) days written notice of the breach or (b) immediately upon either party’s insolvency, bankruptcy, suspension of business, assignment of assets for the benefit of creditors, voluntary dissolution, or appointment of a trustee for all or a substantial portion of the party’s assets.

b)	Termination per Section 2(b). This Agreement may be terminated by DIADEXUS pursuant to the provisions of Section 2(b).

c)

Survival. Termination of this Agreement shall not relieve the Parties from fulfilling obligations incurred up to the effective date of termination and it shall not relieve the Parties of any liability which accrued prior to the effective date of such termination, nor prejudice either Party’s right to obtain performance of any obligation provided for in this Agreement which expressly survives termination. Upon termination or expiration of the terms of this Agreement, neither party shall have any claim for termination indemnities, against the other whatsoever, whether based upon good will, established clientele obtained, expenditures incurred, investments made, activities undertaken or otherwise. The following obligations shall, survive termination of the Agreement: Section 5, 8, 9, and 10.

8. Confidential Information

•

Access to information. BINDING SITE and DIADEXUS acknowledge that during the term of this Agreement they may have access to proprietary information, trade secrets, and other confidential information of one another; that such information is a valuable asset of their respective businesses and that its disclosure or unauthorized use may cause substantial harm to the applicable party. As used in this Agreement, the term “Confidential Information” means: (1) proprietary information of a party; (2) information marked or designated by a party as confidential; (3) information, whether or not in written form and whether or not designated as confidential, which is known to the other as being treated by the disclosing party as confidential; and (4) information provided to BINDING SITE or DIADEXUS by third parties which it is obliged to keep confidential. For the purposes of this Agreement the party disclosing the Confidential Information shall be referred to as the “Disclosing Party” and the party receiving the Confidential Information from the Disclosing Party shall be referred to as the “Receiving Party.”

a.

Non-disclosure and Non-use. The parties agree that they shall not disclose to others or use except as permitted hereunder during the term of this Agreement any Confidential Information of the other party; except that neither party shall have any obligation with respect to Confidential Information of the other party that

i.	at the time of receipt, is in the public domain or subsequently enters the public domain without fault of the Receiving Party;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ii.	at the time of receipt, was already known to the Receiving Party as evidenced by appropriate written records;

iii.	becomes available to the Receiving Party from a third-party source other than the Disclosing Party, provided that such third-party source is not directly or indirectly bound by a confidentiality agreement with the Disclosing Party, its representatives or agents, or otherwise prohibited from transmitting the information to the Receiving Party by a contractual, legal or fiduciary obligation; and

iv.	is independently developed by the Receiving Party in the course of work by its employees who have not had access to the Confidential Information.

b.

Termination. Upon termination or expiration of this Agreement the Receiving Party shall cease all use of the other party’s Confidential Information and if requested return all Confidential Information received (except one copy which may be retained in the Receiving Party’s legal department on a confidential basis for the purpose of verifying its obligations hereunder.

c.

Remedies. In the event of the breach by any party hereto of the terms of this Section , the party alleging violation to this Section may be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction, and to any other remedies provided by applicable law.

d.	Duration. The obligations set forth in this Section will continue beyond the termination of expiration of this Agreement and for so long as any party possesses Confidential Information.

9 General Provisions

a.

Non Assignment. Neither Party will assign, transfer, or sell its rights and obligations under this Agreement, or delegate its duties hereunder, without the prior written consent of the other Party. A transfer of a controlling interest in either Party or its parent company shall constitute an assignment.

b.

Entire Agreement/Modification. This Agreement contains the entire Agreement between the parties with respect to the Products, no modification or waiver of any of the provisions shall be binding upon the parties unless made in writing and signed by both parties. The terms and conditions of this Agreement will prevail over any inconsistent or additional terms contained in BINDING SITE’s purchase order for the Products.

c.

Waiver. Either party may waive in writing any obligation the other party has under this Agreement, but such a waiver will not affect a party’s right to require strict compliance with the Agreement in the future.

d.

Employment Agreement. BINDING SITE and DIADEXUS agree not to solicit employment from each other, directly or indirectly hire any employee from each other, without written consent from the appropriate representative of both parties.

10. Force Majeure. Each party shall be excused from any delay or failure in performance of any obligation hereunder (other than an obligation for the payment of money) caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to an act of God, earthquake, labor disputes, riots, government requirements, regulatory and environmental requirements, inability to secure materials and transportation difficulties. The obligations and rights of the party so excused shall be extended on a day to day basis for the time period equal to the period of such excusable delay.

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11. Notices. Notices and other communications permitted or required under this Agreement will be deemed to be properly given if in writing and either delivered by hand or mailed by First Class U.S. Mail, postage prepaid, addressed to the applicable party as follows:

DIADEXUS:	diaDexus, Inc.
343 Oyster Point Boulevard
South San Francisco, CA 94080-1913
Attention: Patrick Plewman
President and Chief Executive Officer

BINDING SITE:	The Binding Site Inc. 5889 Oberlin Drive, Suite101, San Diego, CA 92121 Attention: Gary Tremain

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

DIADEXUS	THE BINDING SITE INC.

By: /s/ P. Plewman	By: /s/ R. Rowland

Name: P. Plewman	Name: R. Rowland

Title: President & CEO	Title: CEO

Address:	343 Oyster Point Blvd. South San Francisco, CA 94080	Address:	5889 Oberlin Drive, Suite 101 San Diego, CA 92121

Date: 1/31/07		Date: 1/30/07

EXHIBITS:

A – Products

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EXHIBIT A

DIADEXUS LABELED PRODUCTS INCLUDED IN DISTRIBUTOR AGREEMENT:

Description	Unit	Catalog #	Lab Price
[*] PLAC® Test Kit for Lp-PLA2	96-well microplate ELISA kit	90106	[*]
[*] PLAC® Test controls	2 controls, 1 vial each, 3 mL each	90104	[*]

Pricing effective [*] after the Effective Date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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